UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 5, 2013

HERITAGE-CRYSTAL CLEAN, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-33987	26-0351454

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2175 Point Boulevard Suite 375 Elgin, Illinois	60123

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (847) 836-5670

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On February 5, 2013 (the “Effective Date”), Heritage-Crystal Clean, LLC (the “Borrower”), a subsidiary of Heritage-Crystal Clean, Inc. (the “Company”), entered into the Amended and Restated Credit Agreement (the “Agreement”) with Bank of America, N.A., as Administrative Agent, Swing Line Lender, and L/C Issuer (Bank of America) and other lenders identified therein. This Agreement amends and restates the Company's existing credit agreement with Bank of America, N.A. A copy of the Agreement is attached as Exhibit 10.1 to this Form 8-K and is incorporated herein by reference. The following summary of the Agreement does not purport to be complete and is qualified in its entirety by reference to the exhibit, which you are encouraged to read.

The Agreement provides for borrowings of up to $40.0 million, with an accordion feature that provides for borrowings of up to $100.0 million, subject to the satisfaction of certain terms and conditions, and matures on February 5, 2018. Loans made under the Agreement may be Base Rate Loans or LIBOR Rate Loans, at the election of the Borrower subject to certain exceptions. Base Rate Loans have an interest rate equal to (i) the highest of (a) the federal funds rate plus 1/2 of 1%, (b) the British Bankers Association LIBOR rate plus 1%, or (c) Bank of America's prime rate, plus (ii) a variable margin of between 0.75% and 1.75% depending on the Company's total leverage ratio, calculated on a consolidated basis. LIBOR rate loans have an interest rate equal to the (i) British Bankers Association LIBOR Rate plus (ii) a variable margin of between 1.75% and 2.75% depending on the Company's total leverage ratio. Amounts borrowed under the Agreement are secured by a security interest in substantially all of the Company's tangible and intangible assets.

The Agreement contains customary terms and provisions (including representations, covenants and conditions) for transactions of this type. Certain covenants, among other things, restrict the Company's and its Subsidiaries' ability to incur indebtedness, grant liens, make investments and sell assets. The Agreement contains customary events of default, covenants and representations and warranties. Financial covenants include: an interest coverage ratio (based on interest expense and EBITDA) of at least 3.5 to 1.0; a total leverage ratio no greater than 3.25:1.00 through fiscal 2013 and no greater than 3.00:1.00 thereafter; and a capital expenditures covenant limiting capital expenditures in any fiscal year to 1.5 times depreciation and amortization expenses incurred, with the certain exceptions for expanding the Company's used oil re-refining capacity. The Borrower is not required to comply with the financial-related covenants contained in the Agreement when no borrowings are outstanding under the Agreement. The Agreement places certain limitations on acquisitions and includes a prohibition on the payment of dividends.

As of the Effective Date the Company had borrowed $20.0 million under the Agreement in the form of a Term A Loan. The actual amount available under the revolving loan portion of the Agreement is limited by the Company's total leverage ratio. As of the Effective Date the Company did not have any loans outstanding under the revolving loan portion of the Agreement.

This report contains forward-looking statements that are based upon current management expectations. Generally, the words "aim," "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "plan," "project," "should," "will," "will be," "will continue," "will likely result," "would" and similar expressions identify forward-looking statements. These forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause our actual results, performance or achievements or industry results to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements. These risks, uncertainties and other important factors include, among others: the used oil re-refinery does not perform as anticipated; we are unable to collect sufficient used oil to run our used oil re-refinery at full capacity; the used oil re-refinery may not generate the operating results that we anticipate; we do not realize the anticipated benefits from our acquisitions; our ability to comply with the extensive environmental, health and safety and employment laws and regulations that our Company is subject to; changes in environmental laws that affect our business model; competition; claims relating to our handling of hazardous substances; the limited demand for our used solvent; our dependency on key employees; our ability to effectively manage our extended network of branch locations; warranty expense and liability claims; personal injury litigation; dependency of suppliers; economic conditions including conditions like those experienced in the recent recession and financial crisis, and downturns in the business cycles of automotive repair shops, industrial manufacturing business and small businesses in general; increased solvent, fuel and energy costs and volatility in the price of crude oil; increased supply of or decreased demand for base oil; the control of The Heritage Group over our Company; and the risks identified in our Annual Report on Form 10-K filed with the SEC on February 29, 2012 and subsequent filings with the SEC. Given these uncertainties, you are cautioned not to place undue reliance on these forward-looking statements. We assume no obligation to update or revise them or provide reasons why actual results may differ. The information in this release should be read in light of such risks and in conjunction with the consolidated financial statements and the notes thereto included elsewhere in this release.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information provided in Item 1.01 of this Current Report on Form 8-K is hereby incorporated by reference into this Item 2.03.

Item 9.01 Financial Statements and Exhibits

Exhibit Number	Description
Exhibit 10.5
Amended and Restated Credit Agreement (the “Agreement”) dated as of February 5, 2013 by and between Heritage-Crystal Clean, LLC and Bank of America, N.A., as Administrative Agent, Swing Line Lender, and L/C Issuer and the other lenders who are identified therein.

SIGNATURE

Pursuant to the requirements of the Securities Exchange act of 1934, as amended, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

HERITAGE-CRYSTAL CLEAN, INC.
Date: February 11, 2013	By:	/s/ Mark DeVita
Title: Mark DeVita
Chief Financial Officer